Exhibit 16.1

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
2525 15th Street, Suite 3H
Denver, CO   80211
(303) 480-5037   FAX (303) 480-5038

August 13, 2008

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N. W.
Washington D.C. 20549

Re: Omnimmune Holdings, Inc. (formerly Roughneck Supplies, Inc.)

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Omnimmune Holdings, Inc. (formerly Roughneck Supplies, Inc.) We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Omnimmune Holdings, Inc.’s (formerly Roughneck Supplies, Inc.) statements included under Item 4 of its Form 8-K dated August 6, 2008, and we agree with such statements as they relate to us, except that we were not dismissed until August 11, 2008. (The Current Report on Form 8-K refers to two dismissal dates of August 7, 2008 and February 8, 2008.) In addition, we have no basis to agree or disagree with the date their board determined to dismiss our firm, and with the other statements of the Company in the remainder of the Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.